Exhibit No. 99.1

News Release

Company Contact:	Investor Relations:
Gordon Landies	Bill Bush
International Microcomputer Software, Inc.	International Microcomputer Software, Inc.
415.878.4000	415.878.4039
E-mail: glandies@imsisoft.com	E-mail: bbush@imsisoft.com

IMSI ACHIEVES FULL THIRD EARNOUT PAYMENT

$2.0 million earn out will be included in non-operating income; cash expected to be received on or before August 14, 2005

NOVATO, Calif., June 23, 2005 - IMSI® (OTC/BB: IMSI), a leading developer and publisher of consumer, business and precision design software solutions, today announced that the third and final earn out related to its sale of ArtToday, Inc in June 2003 has been confirmed earned in full by Jupitermedia, Inc. The earnout payment is expected to be received by IMSI on or before August 14, 2005. Additionally, based on its planned usage of its net operating loss carryforwards the company does not expect to pay any tax on the amount earned. This transaction brings to a close the sale which raised approximately $21 million.

“We will continue to execute on our plan to re-position the company after the sale of ArtToday”, said Gordon Landies, IMSI President.  “During the last 2 years our major initiative has been to grow the other portions of business which has been demonstrated by our investment in, and the growth of, our wholly owned subsidiary Houseplans, Inc as well as the development of our CAD and other software businesses.   We are pleased with the progress we have made since launching our network of Houseplan sites in November of 2004 and look forward to further success.”

About IMSI

Founded in 1982, IMSI has established a tradition of providing the professional and home user with innovative technology and easy-to-use, high-quality software products at affordable prices. The company maintains two business divisions. The Precision Design division, anchored by IMSI's flagship product, TurboCAD® and the DesignCAD™ line, also develops and markets other visual content and design software such as FloorPlan® 3D. The division also includes several online properties focused on the sale of content and services to the architectural, engineering and construction market thru its stock house plans site at Houseplans.com and the online CAD symbol site, CADsymbols.com. The Consumer & Business Software Solutions division, anchored by our wholly owned subsidiary Allume Systems (formerly Aladdin Systems) which provides small businesses and consumers with software solutions through its popular products such as StuffIt®, Internet Cleanup®, SpamCatcher®, TurboProject®, FormTool®, FlowCharts&More™, HiJaak® and TurboTyping™. More information about IMSI can be found at www.imsisoft.com and www.allume.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the company to successfully commercialize its new technologies as well as risk factors set forth under “Factors Affecting Future Operating Results” in the company’s annual report on Form 10-KSB for the year ended June 30, 2004, and such other risks detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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